Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-278793

PROSPECTUS  SUPPLEMENT NO. 1

(to prospectus dated April 29, 2024)

MultiSensor AI Holdings, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated April 29, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-278793).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 1, 2024, which is set forth below. This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock and Warrants are listed on The Nasdaq Global Market under the symbols “MSAI” and “MSAIW,” respectively. On April 30, 2024, the closing price of our Common Stock was $2.73 and the closing price of our Warrants was $0.0434.

 We are an “emerging growth company” and “smaller reporting company” for purposes of federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the SEC nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 1, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2024

MultiSensor AI Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-40916 (Commission File Number)	86-3938682 (I.R.S. Employer Identification No.)

2105 West Cardinal Drive Beaumont, Texas		77705
(Address of principal executive offices)		(Zip Code)

(866) 861-0788

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	MSAI	The NASDAQ Stock Market LLC
Warrants to purchase common stock	MSAIW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 of this Current Report on Form 8-K (this “Current Report”) is incorporated herein by reference.

Item 8.01	Other Events

As previously disclosed, on December 19, 2023, MultiSensor AI Holdings, Inc. (the “Company”) issued certain convertible notes with an aggregate principal balance of $6.805 million (the “Notes”), of which Notes with an aggregate principal balance of $6.125 million have previously elected to be converted into shares of the Company’s common stock (“Common Stock”). On April 30, 2024, the Company entered into agreements with certain holders of Notes with an aggregate principal balance of $430,000 (the “Amended Notes”) in order to amend the conversion price of the principal amount of the Amended Notes to $5.00 per share of Common Stock, and to amend the conversion price of the interest amount of the Amended Notes to $10.00 per share of Common Stock (the “Note Amendments”). In connection with the Note Amendments, the holders of the Amended Notes elected to convert the Amended Notes into shares of Common Stock effective as of April 30, 2024. On April 30, 2024, the Company issued 87,411 shares of Common Stock pursuant to conversion of the Amended Notes.

Following the conversion of the Amended Notes, the Company has $250,000 of Notes which remain outstanding as of April 30, 2024.

Such description is qualified in its entirety by the full text of the Form of Note Amendment, which is included as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit No.	Description
10.1	Form of Note Amendment
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MultiSensor AI Holdings, Inc.

Date: April 30, 2024	By:	/s/ Peter Baird
	Name:	Peter Baird
	Title:	Chief Financial Officer

Exhibit 10.1

AMENDMENT TO
CONVERTIBLE PROMISSORY NOTE

AND
NOTICE OF CONVERSION

April 30, 2024

THIS AMENDMENT AND NOTICE OF CONVERSION to the Convertible Promissory Note, dated as of December 19, 2023 (the “Note”), by and among MultiSensor AI Holdings, a Delaware corporation (f/k/a SportsMap Tech Acquisition Corp., the “Company”), and the undersigned Note holder, is effective as of the date first written above (this “Amendment”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Note.

WHEREAS, Section 11(b) of the Note provides that the Note may be amended by a written agreement executed by each of the Company and Holder;

WHEREAS, the Company and Holder desire to amend the Note as set forth in this Amendment;

WHEREAS, this Notice of Conversion is being delivered pursuant to Section 4(a) of the Note;

WHEREAS, the Board of Directors of the Company has approved the amendment of the Note to adjust the conversion price of the Note set forth in Section 4(b) of the Note in order to incentivize Noteholders to convert;

and

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Amendment.

a)	The definition of “Interest Conversion Rate” in section 1 of the Note shall be amended and restated as follows: “Interest Conversion Rate” means $10.00 per share.”

b)	Section 4(b) of the Note is hereby amended and restated as follows: “(b) Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $5.00 per share, subject to adjustment herein (the “Conversion Price”).”

2.   Notice of Conversion

The undersigned hereby elects to convert principal under the Note, into shares of common stock, par value $0.0001 (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If Common Stock is to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Common Stock does not exceed the amounts specified under Section 4(d) of the Note, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid Common Stock.

Company:

MULTISENSOR AI HOLDINGS, INC.

By:
Name:
Title:

Holder:

[Name]

Conversion calculations:

Date to Effect Conversion: April 30, 2024

Principal Amount of Note to be Converted: $[ ]

Payment of Interest in Common Stock X yes __ no

If yes, $[ ] of Interest Accrued on Account of Conversion at Issue.

Number of Shares of Common Stock to be issued: [ ]